Exhibit 10.13

***Certain identified information has been omitted from this exhibit in accordance with the rules of the Securities and Exchange Commission because it is both (i) not material to investors and (ii) information that the Registrant treats as private or confidential. Such omitted information is indicated by brackets (“[…***…]”) in this exhibit***

E La Carte, Inc. dba Presto
810 Hamilton Street
Redwood City CA 94301

August 19, 2019

Ashish Gupta

Re:	Offer of Employment by E la Carte, Inc.

Dear Ashish,

I am very pleased to offer you employment with E La Carte, Inc. dba Presto, (the “Company”). Your employment by the Company will be governed by the following terms and conditions.

1.	Position.

For the term of your employment under this agreement (your “Employment”), the Company will employ you in the position of Chief Financial Officer or in such other position as the Company subsequently may assign to you. You will report to Rajat Suri, CEO or to such other person as the Company subsequently may determine.

2.	Commencement Date.

You shall commence regular full-time employment on September 16, 2019.

3.	Salary.

The Company will pay you as compensation for your services an initial base salary at a gross annual rate of $300,000 (“base salary”). Your base salary shall be payable in accordance with the Company’s standard payroll procedures, subject to applicable withholdings and deductions, as authorized or required by applicable laws.

4.	Variable Compensation.

You will be eligible to participate in the Company’s Executive bonus program. The on-target earnings for your variable compensation will be $50,000 per annum, which will be prorated based on your start date for the remainder of the 2019 calendar year. Initially, sixty-percent (60%) of your bonus will be based on achievement of individual goals and remaining forty-percent (40%) will be based on the company performance, split equally between the company’s revenue target (ARR of ***) and EBITDA. Your individual goals will be set annually by the Company’s CEO.

5.	Stock Options.

Subject to the approval of the Company’s Board of Directors, in its sole discretion, the Company shall grant you stock options covering 542,100 shares of the Company’s Common Stock (the “Option”). The Option, if approved, shall be granted as soon as reasonably practicable after the date of this Agreement. The exercise price of the Option shall be equal to the fair market value of the Company’s Common Stock as determined by the Board of Directors on the earlier of (i) the date of grant or (ii) the first day of your Employment. The Option will be subject to the terms and conditions set forth in the Company’s Equity Incentive Plan (the “Plan”). The term of the Option shall be 10 years, subject to earlier expiration in the event of the termination of your Employment. The Option shall vest and become exercisable at the rate of 25% of the total number of option shares after the first 12 months of continuous service and the remaining option shares shall become vested and exercisable in equal monthly installments over the next three years of continuous service. You shall have 90 days following a termination of service for any reason to exercise any vested portion of the Option, provided that the Option shall have a maximum term of 10 years.

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Double Trigger Acceleration. In the event that your employment with the Company is terminated by the Company (or its successor) without cause or there is a significant reduction in responsibility within six (6) months following the date of the consummation of a Change in Control (defined as the purchase of over 50% of the company’s outstanding stock by an external company) the vesting and exercisability of your outstanding stock awards shall be automatically accelerated in full.

6.	Benefits.

During your employment, full-time employees will be eligible to participate in the employee benefit plans maintained by the Company, subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such plan. The Company reserves the right to change or otherwise modify, in its sole discretion, such plans and policies.

7.	Employee Invention Assignment and Confidentiality Agreement.

As an employee of the Company, you will be asked to enter into an Employment Agreement that will have, among other things, provisions relating to:

(a)	non-disclosure of information;

(b)	assignment of inventions;

(c)	conflicts of interest; and,

(d)	arbitration.

An example of this Non-Disclosure, Non-Solicitation, and Invention Assignment Agreement is included as Attachment A.

8.	Company Policies.

You agree to comply with all of the Company’s policies and rules in effect during your Employment. You understand that the Company expects employees to devote their best efforts, energies, and loyalty to the Company. You understand that, due to the importance of this requirement, the Company prohibits any outside employment or other activities or relationships that would create any actual conflict with the essential enterprise-related interests of the Company and that would constitute a material and substantial disruption with the Company’s operation. If, at any time during your Employment, you wish to engage in outside employment that may create a real or apparent conflict of interest, you must submit a written request to the Chief Executive Officer of the Company explaining the details of the outside employment.

9.	No Breach of Obligations to Prior Employers.

You represent that signing this offer letter will not violate any agreement currently in place between yourself and current or past employers. We wish to impress upon you that we do not want you to bring with you, or use or disclose, any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer.

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10.	At Will Employment.

Your Employment will be “at will,” which means that either you or the Company may terminate your Employment at any time and for any reason, with or without prior notice and with or without cause. It also means that the Company reserves the right to determine and change at any time your job duties, title, level and responsibilities, reporting relationships, compensation and benefits, as well as its personnel policies and procedures for any reason or for no particular reason or cause. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Any modification to or change in your at will employment status may only occur by way of a written employment agreement signed by you and the Chief Executive Officer of the Company.

11.	Right to Work.

Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. The Company participates in USCIS e-Verify program. The Company will provide the Social Security Administration and, if necessary, the Department of Homeland Security, with information from your Form I-9 to confirm employment verification. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact the Human Resources department.

12.	Arbitration.

You and the Company agree to submit to exclusive and mandatory binding arbitration any and all claims arising out of or in connection with this Agreement or relating in any way to your Employment with the Company, including any dispute regarding the enforceability, interpretation, construction or breach of this Agreement. All arbitration hearings shall be conducted in San Mateo County, California. The parties agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such claims; provided, however, that any claims, which by law may not be submitted to arbitration are not covered by this arbitration provision. This means that both you and the Company give up the right to have any dispute decided in court by a jury; instead, a neutral arbitrator whose decision is final and binding will resolve it, subject to judicial review as provided by law. The arbitration shall be conducted before a single neutral arbitrator. Any claims to be arbitrated shall be brought in the parties’ individual capacity, and not as a plaintiff or class member in any purported class or representative proceeding. The arbitrator shall not preside over any form of class or representative proceeding.

13.	Entire Agreement.

This offer, once accepted, constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior offers, negotiations and agreements, if any, whether written or oral, relating to such subject matter. You acknowledge that neither the Company nor its agents have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this agreement for the purpose of inducing you to execute the agreement, and you acknowledge that you have executed this agreement in reliance only upon such promises, representations and warranties as are contained herein.

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14.	Acceptance.

This offer will remain valid until August 26th, 2019. If you decide to accept our offer, please sign the enclosed copy of this letter in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached Employee Invention Assignment and Confidentiality Agreement. Should you have anything else that you wish to discuss, please do not hesitate to call me.

We look forward to the opportunity to welcome you to the Company.

Very truly yours,

/s/ Rajat Suri

Rajat Suri, CEO
E La Carte, Inc. dba Presto

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms and conditions as set forth above and further acknowledge that no other commitments, inducements, or representations were made to me as part of my employment offer except as specifically set forth herein.

/s/ Ashish Gupta

Ashish Gupta
Attachment A: Employee Invention Assignment and Confidentiality Agreement.

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